Exhibit 99.1

March 12, 2009

To Our Shareholders:

The PNC Financial Services Group produced solid results in 2008, a year marked by global economic and market challenges. Equally important, we completed a truly transformational acquisition that doubled our asset size and significantly enhanced our distribution platform, positioning us for further growth when the economy begins to recover.

Through the efforts of our dedicated employees, PNC earned net income of $882 million, or $2.46 per diluted share, for the year and posted some of the strongest profitability ratios among our peers.* Excluding acquisition-related conforming provisions for credit losses and other integration costs of $422 million after tax, 2008 net income would have been $1.3 billion or $3.68 per diluted share. We were able to increase loan loss reserve coverage, strengthen our liquidity and capital, and return a portion of our earnings to shareholders. These results clearly differentiated us from many large banks.

Even so, the Board of Directors recently made the very difficult but prudent decision to reduce our quarterly common stock dividend to 10 cents per share effective with the next dividend expected to be declared in April. Due to rapid economic deterioration, we are taking this proactive step to build capital, strengthen our balance sheet and serve customers. We expect to increase our dividend when appropriate after conditions stabilize.

This same economic uncertainty has affected valuations of financial services companies, and we are disappointed in the absolute recent performance of PNC’s stock price. While our relative performance has been better than many large banks, we continue to believe the fluctuations in PNC’s common stock price are not indicative of our sound fundamentals.

*	PNC’s 2008 peer group consisted of BB&T Corporation, Comerica Inc., Fifth Third Bancorp, KeyCorp, National City Corporation, Regions Financial Corporation, SunTrust Banks Inc., U.S. Bancorp, Wachovia Corporation and Wells Fargo & Company.

PNC is healthy, well capitalized and open for business. By adhering to our business model, we have consistently made credit available to qualified customers. Since the second quarter of 2007 – when many believe the credit crunch began – through the end of 2008, we grew average loans by 19 percent, well in excess of many of our peers. Our efforts continued as we originated approximately $9 billion in loans and commitments to lend in the fourth quarter.

In this challenging economy, we are pursuing responsible measures to assist homeowners experiencing financial hardships. We are working with qualified customers to set up new repayment schedules and loan modifications, and we will enhance this process throughout 2009. Additionally, we see President Obama’s goal to reduce home foreclosures as a means of providing stability to the national housing market and reducing this impact on our economy.

PNC completed the acquisition of National City Corporation on December 31, 2008, primarily by issuing approximately 95 million shares of our common equity, making PNC the fifth largest U.S. bank by deposits and doubling our assets to $291 billion. This combination provides long-term opportunities to apply our business model and increase customers and revenue. I am pleased to welcome National City employees, customers and shareholders to the PNC family.

We issued $7.6 billion of preferred stock and a common stock warrant to the U.S. Department of the Treasury under the TARP Capital Purchase Program on December 31, 2008. These proceeds enhanced our already strong regulatory capital, and we plan to redeem the Treasury Department’s investment as soon as appropriate.

Since PNC’s 2008 performance was below expectations, our Board determined executive compensation should reflect both this and the current regulatory environment. As a result, total pay to PNC executives was lower this year.

We remain focused on strengthening our balance sheet including capital and liquidity positions, prudent risk and expense management, and driving customer satisfaction. Application of these business strategies should propel PNC on its continuing journey to become a great company.

Our capital and liquidity remained strong. In the current environment, we see capital and liquidity as key differentiators. PNC significantly strengthened regulatory capital throughout 2008, ending the year with a Tier 1 risk-based capital ratio of 9.7 percent, a dramatic improvement from the 2007 year-end level of 6.8 percent.

PNC maintained a strong liquidity position and full-year average deposits increased by 10 percent. Following the acquisition of National City, PNC remained a core-funded bank with a loan-to-deposit ratio of 91 percent.

Our recent dividend reduction is expected to add approximately $1 billion annually to PNC’s common equity position, further increasing our strong capital and liquidity positions.

We are focused on risk management. At PNC we view risk management as the responsibility of every employee, and our enterprise-wide risk program monitors credit, liquidity, market, operational, reputational and strategic risk.

We recognize that credit risk is a primary concern, and while our businesses performed relatively well in 2008, we were not immune to economic or market challenges. Credit quality deterioration of our loan portfolio accelerated in the fourth quarter, and we expect a difficult economy to persist throughout 2009.

With an economy in severe recession and our recent acquisition of National City, our balance sheet does not currently reflect our desired moderate risk position. However, we remain committed to managing to an overall moderate risk business model, and we are working to bring our risk issues back into alignment.

Reflecting that approach, we conducted a comprehensive review of the risk on National City’s balance sheet. As a result, we recorded $7.4 billion of fair value adjustments on $19.3 billion of acquired loans we identified as impaired and recorded fair value adjustments and loan loss reserves totaling $5.2 billion on performing loans. We believe we recorded appropriate reserves at year end for the credit risk associated with loans acquired from National City. This puts us in a strong position as we have marked to market a substantial portion of our new balance sheet. The actions taken with National City’s loan portfolio and our overall increased allowance for loan losses resulted in increased loss coverage for both performing loans and nonperforming loans, and are key steps in transitioning our balance sheet back to our desired moderate risk profile.

We support U.S. Treasury Secretary Timothy Geithner’s proposal for comprehensive stress tests for all major U.S. banks. Stress testing is an integral aspect of being a well-run financial institution. At PNC we routinely perform stress tests as part of our disciplined approach to risk management.

We improved our operating leverage. We created positive operating leverage on a full-year basis by growing our diverse, high-quality revenue streams faster than expenses.

Full-year revenue growth was primarily driven by a strong increase in net interest income. Our liability-sensitive balance sheet was well positioned for the rapid decline in short-term rates that took place during 2008, reducing our overall cost of funds. We use a coordinated approach across business segments and staff functions to efficiently fund the balance sheet.

We also saw improved credit spreads and loan growth, and our client-based fee income categories posted good results overall for the full year.

Expenses increased as we invested in new products and markets, but at a lower rate than revenues, reflecting PNC’s culture of continuous improvement. This focus on expenses is critical especially as we expect credit costs will continue to increase in 2009.

We continued to increase the number of customers we serve. Enhanced brand recognition and investments in innovative products and services increased customer purchase consideration and attracted new clients to PNC in 2008.

Checking accounts are the cornerstone product in our Retail Banking client acquisition strategy, and through organic growth, we added more than 72,000 net new consumer and business checking relationships in 2008.

With the acquisition of National City, our retail franchise now serves more than 6 million consumer and business customers with a network that exceeds 2,550 branches and 6,200 ATMs. The market reaches from the Midwest to the Mid-Atlantic, providing access to almost one-third of the total U.S. population and a strong presence in 33 of the most populated metropolitan areas.

We see excellent opportunities to cross-sell other PNC products, generating higher fee-based revenue. And there is tremendous potential to expand our workplace and university banking initiatives, which have proven to be a very successful way of initiating client relationships.

We launched our Virtual Wallet product in August of last year and generated more than 30,000 accounts through year-end, with more than 60 percent of them new to PNC. These accounts are designed to meet the banking needs of Gen Y consumers, and they have higher average balances and better retention rates than our traditional checking accounts.

Offerings for small businesses include treasury management and remote deposit. And earlier this year, we began an advertising campaign called “CFO: Cash Flow Options” to increase interest in our cash flow product. Our products, combined with exceptional service, are designed to help us grow our share of consumer and business customers.

PNC was already one of the leading bank wealth managers in the country. With the combination of PNC and National City – bringing total assets under management to $110 billion – we have clearly strengthened that position and created significant growth potential in new high-net-worth and institutional markets. We have named the combined business segment PNC Asset Management Group, and we see opportunities for further growth by expanding our highly successful referral process in our new territories.

We leveraged our market leadership. We continued to invest in our businesses to deepen client relationships. That is reflected in our Corporate & Institutional Banking segment and in PNC Global Investment Servicing.

Corporate & Institutional Banking is focused on being a premier provider to middle-market customers. With national capabilities, this segment offers credit, liquidity and capital markets-related products and services. In fact, while volume for the syndicated loan market in the United States was down last year, PNC led the industry in the number of deals completed, and we maintained our leadership positions – No. 1 in deals and No.2 in volume – in our legacy footprint. PNC’s Harris Williams, one of the top M&A advisory firms serving middle-market customers, generated revenue of more than $100 million in 2008.

Treasury Management’s healthcare products had a strong year. This packaged offering, which helps healthcare providers and third-party payers to manage the increasingly complex healthcare information and payment process electronically, posted double-digit growth in revenue and transactional volume in 2008.

Overall, more large corporate, middle-market and municipal customers turned to us for banking relationships that include credit and fee-based products and services. In fact, we were named “Small Business Lender of the Year,” by the Export-Import Bank of the United States, reflecting our ability to provide working capital loans quickly to qualified borrowers.

Last year PNC Global Investment Servicing (formerly PFPC) was renamed to reflect its full scope of business capabilities and corporate alignment. While the segment was affected by challenging financial markets, Global Investment Servicing retained its leadership positions in the processing business as the No.1 subaccounting provider and No. 2 full-service mutual fund transfer agent in the United States. Total assets serviced at year end were $2 trillion.

During 2008 Global Investment Servicing expanded its markets with the opening of an office in Poland, and it earned first place from Money Management Executive for its unified managed account platform. Earlier this year, it launched full-service processing for exchange-traded funds.

PNC owns 33 percent of BlackRock’s equity. BlackRock, one of the largest publicly traded investment management firms in the United States, ended 2008 with $1.3 trillion in assets under management. While revenue was affected by the impact of extremely volatile markets during the second half of the year, BlackRock’s truly global reach, specialized and well-regarded financial expertise, and commitment to client service should continue to benefit PNC.

We remain committed to our employees and our communities. We believe that making investments to attract and develop diverse and talented employees and grow the communities we serve is smart business. We were honored by Fortune magazine as one of the most admired companies in America, and BusinessWeek 50 included PNC on its list of top performing companies.

We believe we offer employees a good working environment, and we are pleased that others share that view. In fact, BusinessWeek said PNC was one of the “Best Places to Launch a Career.” We ranked among the “25 Noteworthy Companies for Diversity” by DiversityInc. We earned a place on the Working Mother list of the “100 Best Companies for Working Mothers” for the seventh time.

We helped sustain the economic health of neighborhoods where we do business through community development banking, investing more than $1 billion last year. Our efforts once again earned PNC the highest possible rating of “outstanding” for our Community Reinvestment Act activities, which include special loans, low-cost checking accounts and education for the financially disadvantaged.

We believe education lights the path to financial independence, which is why we launched PNC Grow Up Great in 2004, a program that helps children from birth to five years of age prepare for school and life, and made a $100 million commitment to it. In the past five years, our employees have logged more than 100,000 hours of volunteer service, and the program has produced measureable results in math and science education. We were pleased to be recognized in 2008 by the Committee Encouraging Corporate Philanthropy, and we look forward to launching PNC Grow Up Great in our expanded retail market this year.

Our community commitment also includes the environment. PNC has more buildings certified by the U.S. Green Building Council than any company on earth, with more to come. When Three PNC Plaza, located at our Pittsburgh headquarters, opens in the third quarter of this year, it will be the largest mixed use green building in the world. And in 2010, PNC Place will open in Washington, D.C., serving as a new, green regional headquarters. We serve retail customers from more than 50 highly energy efficient Green Branch® locations. We were pleased to be named as one of nine recipients of Sustainable Cities Award, sponsored by The Financial Times and Urban Land Institute.

We Continue to Build a Great Company

We see the combination of National City and PNC as truly transformational. We completed this significant acquisition in less than 70 days, the fastest close in our company’s history. Our integration efforts are well under way with a focus on managing to an overall moderate risk profile, achieving cost savings targets and successfully converting National City branch locations.

While we believe 2009 will be a challenging year for the financial services industry, we remain focused on the importance of meeting our customers’ needs so they will continue to have confidence in PNC. To do this, we will continue to prudently manage risk and expenses, maintain solid capital and liquidity positions, and serve our customers, shareholders, employees and communities. We believe this is the surest path to producing long-term value.

On behalf of everyone at PNC, I want to thank you for your continued trust. We value your belief in us as we continue to build a great company.

Sincerely,

/s/ James E. Rohr
James E. Rohr
Chairman and Chief Executive Officer

For more information regarding certain factors that could cause future results to differ, possibly materially, from historical performance or from those anticipated in forward-looking statements, see the Cautionary Statement in Item 7 of our 2008 Annual Report on Form 10-K, which accompanies this letter.

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